RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is between HollyFrontier Corporation (“HFC”), HollyFrontier Payroll Services, Inc. (“HPS”), and each of Holly Energy Partners, L.P., and Holly Logistic Services, L.L.C., on behalf of themselves and their subsidiaries and affiliates (collectively “the Company”), and me, Douglas S. Aron.

In consideration of mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I and the Company agree as follows:

1.Retirement. I understand that my final day of active employment with the Company will be on my Retirement Date as set forth on Attachment A, which attachment is part of this Agreement. All salary and other benefits will cease at that time, except as otherwise provided in this Agreement.

2.Payments and Benefits. I understand that I have been offered Retirement Benefits (as set forth on Attachment A) and a consulting arrangement (set forth in Paragraph 12) in exchange for signing this Agreement. Subject to the terms and conditions of this Agreement, the Company shall pay me the Retirement Benefits (subject to taxes and customary withholdings) as provided and within the time periods set forth on Attachment A.

3.Waiver of Claims. I realize that there are various local, state, and federal laws, both statutory and common law, that may apply and/or relate to my employment with the Company. I understand that, among other things, these laws prohibit employment discrimination on the basis of age, color, race, gender, sexual reference/orientation, marital status, national origin, mental or physical disability, religious affiliation, veteran status, or other protected classification, and that these laws are enforced through the courts and agencies such as the Equal Employment Opportunity Commission (EEOC), Department of Labor, and state human rights, wage and hour and fair employment practices agencies.

Such laws include, but are not limited to, federal and state wage and hour laws, including the Fair Labor Standards Act (FLSA), federal and state whistleblower laws, federal and state leave laws, including the Family and Medical Leave Act (FMLA), federal and state anti-discrimination and other laws, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Employee Retirement Income Security Act, 29 U.S.C. 100l, et seq. (ERISA) (excluding COBRA), 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification (WARN) Act, the Equal Pay Act, the Americans with Disabilities Act (ADA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act (OSHA), the Sarbanes-Oxley Act of 2002 (SOX) and any other federal or state employment laws, as each may be amended from time to time.

By signing this Agreement, except for those rights and interests described in Paragraph 4 below, I give up any rights and claims I may have under these or any other laws that may apply to my employment or termination of employment with the Company. I understand that I am giving up all statutory, common law or contract claims and rights, including those that I am not currently

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aware of and those not mentioned in this Agreement, up to and through the date that I sign and deliver this Agreement to the Company.

4.Certain Actions Not Prohibited. I understand that this Agreement does not prevent me from filing a charge or participating in investigations or proceedings conducted by the EEOC or the NLRB, but I give up all rights to recover or receive damages, money, or other personal benefits as a result of such charge, investigation or proceeding. Furthermore, I understand, and the Company hereby acknowledges and agrees, that this Agreement does not prevent me from exercising my rights, if any, to a) vested benefits under any pension or savings plan or deferred compensation plan; b) COBRA benefits under Section 601-608 of ERISA; c) receive pay for accrued but unused vacation; d) or any right to base salary through my Retirement Date; and/or e) the rights to the Retirement Benefits and the other rights and interests arising from, attributable to or otherwise resulting from this Agreement.

5.Release of Claims. I release the Company, and its respective directors, officers, representatives, agents and employees, and any of the Company’s successors or predecessors, affiliates, or parent, subsidiary and related companies (collectively referred to as “Releasees”) from any and all claims, known or unknown, including claims for attorneys’ fees and costs with respect to, or arising out of, my employment or termination of employment with the Company (except to the extent any such claims arise from the rights and interests described under Paragraph 4 of this Agreement). The Company and its Releasees hereby correspondingly release me and my agents, heirs, affiliates and other successors from any and all claims, known or unknown, including claims for attorneys’ fees and costs with respect to, or arising out of, my employment or termination of employment with the Company, except to the extent such claims arise from the rights and interests accruing to the Company from this Agreement.

6.Legal Action and Legal Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing party. Any arbitrator appointed to resolve a dispute under this Agreement shall be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of either party as the arbitrator deems appropriate. I understand that I do not have to pay the Company’s legal fees under this paragraph, and that I will not be penalized in any way, if I challenge only my waiver and/or release of age discrimination claims under the Age Discrimination in Employment Act (ADEA).

7.Cooperation. I agree, upon the Company’s request, to reasonably cooperate in any Company investigation, arbitration and/or litigation regarding events that occurred during my employment with the Company. I understand that the Company will compensate me for any reasonable expenses I incur as a result of such cooperation.

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8.Certain Obligations. I understand that after my Retirement Date, I will continue to be bound by my other obligations and promises to the Company, including, but not limited to, the obligation contained in the Code of Business Conduct and Ethics (the “Code”), and any intellectual property agreements signed by me, except as specifically modified by this Agreement. I affirm my obligation to the Company not to disclose to any third party non-public Company information. I understand that this paragraph shall not apply to information that is required to be disclosed by law or to information provided to a government agency acting in its official capacity.

9.Return of Property. In accordance with my existing and continuing obligations to the Company (including those obligations arising under the Code and any confidentiality, intellectual property and/or other agreements that I have previously signed), I agree that I have returned or will immediately return to the Company, on or before consulting agreement ends or sooner if requested by the Company, all Company property, including building passes, credit cards, keys, telephones, company files, documents, records, computer access codes, computer programs, instruction manuals, business plans, and other property that I received, prepared, or helped to prepare in connection with my employment with the Company. I have not kept any copies, duplicates, reproductions, computer disks, or excerpts of any confidential or proprietary Company materials, documents or trade secrets. In the event I am issued any Company property during the provision of my consulting service under Paragraph 12, I will return to the Company any such property prior to the expiration of my consulting term under Paragraph 12.

10.Confidential Information. I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), unless an officer of the Company authorizes me to do so in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work while at the Company and/or that incorporates any Proprietary Information. I reaffirm that all Proprietary Information that I may have prepared or acquired during my employment is the sole property of the Company. The term “Proprietary Information” means and includes all confidential and/or proprietary knowledge, data or information of the Company, including trade secrets, inventions, ideas, processes, formulas, data, programs, know-how, improvements, discoveries, developments and designs and techniques. It also includes business information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, prices and costs, suppliers and customers as well as information regarding the identity, skills and compensation of other employees of the Company.

11.Non-solicitation. I agree that for three (3) years after my Retirement Date, I will not, either directly or through others, (a) solicit or attempt to solicit, or assist any other person in soliciting, any employee of the Company to end his or her relationship with the Company; (b) recruit, hire or attempt to recruit or hire, or assist any other person in recruiting or hiring, any employee of the Company for a competing business; or (c) solicit, or assist any other person in soliciting, any consultant, vendor, contractor or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment with the Company, to diminish or materially alter its relationship with the Company. I also will not provide the names or any other information about any employees of the Company to any person, recruiter or competing business. I understand and agree that for purposes of this Agreement, a customer is any person or entity to which the Company

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has provided goods or services at any time during the two (2) year period before my Retirement Date.

12.Consulting.

a.
For the ten (10) month period beginning on March 1, 2017 and ending on December 31, 2017, the Company will pay me a retainer of $11,500 per month to provide up to 10 hours per month of services to the Company or its subsidiaries as requested by the Company from time to time. I will submit an invoice to the Company within five (5) business days following the end of each month that contains a description of the services provided during the calendar month to which the invoice relates. At the request of the Company, I will also submit reasonable documentation evidencing the work performed during a prior calendar month. Subject to reasonable prior approval of the Company, the Company shall pay or reimburse me for all reasonable (in type and amount) and necessary business expenses incurred by me in the course of providing consulting services for the Company. I will furnish the Company with the documentation required by the Internal Revenue Code of 1986, as amended (or by any successor revenue statute) and the regulations thereunder in connection with all such expenses including, without limitation, all approved business travel and entertainment expenses.

b.
Notwithstanding the foregoing, the retainer arrangements set forth in this Agreement may be terminated at any time by the Company or me, with or without cause; provided; however, that if the Company terminates the retainer arrangements set forth in this Paragraph 12 without “cause” (as defined below) or I terminate this Agreement with cause, the Company shall pay me the unpaid retainer payment, at $11,500 per month, for the remainder of the ten (10) month term; provided, further, that if I terminate this Agreement without cause or the Company terminates this Agreement for cause, I will forfeit any unpaid and unearned retainer payment and any unvested equity awards held at such time. For purposes of this Paragraph 12, “cause” is defined as: (i) a party’s material breach of this Agreement to the extent such breach remains uncured after the other party has given such party notice in writing thereof and such party has failed to cure such breach within ten (10) business days; or (ii) a party’s fraud, forgery, misrepresentation, dishonesty, errors or omissions that materially and adversely affects the other party.

c.	In performing my obligations, I will comply with all applicable laws and with all applicable orders, rules and regulations of all duly constituted authorities.

d.
For purposes of providing the services to the Company and its subsidiaries, I shall at all times be an independent contractor. Nothing in this Agreement shall be construed as creating the relationship of principal and agent, or employer and employee, between the Company and me. I shall have no authority to hire any persons on behalf of the Company, and any person whom I may employ shall be deemed to be solely my employee. I shall have control and management of the work

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under this Agreement, and no right is reserved to the Company to direct or control the manner in which the work is performed, as distinguished from the result to be accomplished. Nothing herein contained shall be construed to authorize me to incur any debt, liability or obligation of any nature for or on behalf of the Company. I agree, however, that any services I perform for the Company shall be completed and delivered reasonably in accordance with instructions delivered to me by the Company from time to time and consistent with the policies and practices of the Company. Neither I nor my agents or employees, if any, shall be eligible to participate in any benefits or privileges given or extended by the Company to its employees, including, but not limited to, pension, profit sharing, workers’ compensation insurance, unemployment insurance, other insurance, health, medical, life or disability benefits or coverage, or paid time off. I agree to be solely responsible for my acts or omissions and the acts and omissions of my employees, if any, including acts or omissions during the performance of services pursuant to this Agreement.

e.
All proprietary technology and all financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, relating to the Company’s current or potential business, that are developed, written, conceived of, or improved upon by me, singly or jointly, in connection with, as a result of, or otherwise incident to the performance of this Agreement, shall be the sole property of the Company. Accordingly, I will disclose, deliver, and assign to the Company all of my right, title and interest in and to such patentable inventions, discoveries, and improvements, trade secrets, and all works subject to copyright. I agree to execute all documents and patent applications, to make all arrangements necessary to further document such ownership and/or assignment, and to take whatever other steps may be needed to give the Company the full benefit of them, both during the term of this Agreement and thereafter. I specifically agree that all copyrighted materials generated or developed as a result of my services under this Agreement, including but not limited to computer programs and documentation, shall be considered works made for hire under the copyright laws of the United States and that they shall, upon creation, be owned exclusively by the Company.

f.	Unless approved by the Company, all services under this Agreement shall be provided by me and by no other person.

13.
Non-Competition. The Company has provided me with access to Company Proprietary Information and will continue to provide me with access to additional Company Proprietary Information during the period of my consulting duties described in Paragraph 12. I acknowledge and agree that I will have access to and know the Company’s Competitors as of the Retirement Date. Further, I acknowledge and agree that I have voluntarily agreed to the covenants set forth in this Paragraph 13. I further agree and acknowledge that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, shall not cause me undue hardship, and are material and substantial parts of this Agreement intended

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and necessary to prevent unfair competition and to protect the Company’s Proprietary Information, goodwill and substantial and legitimate business interests.

a.
I agree that, Prior to and including December 31, 2017, I will not, without the prior written approval of the Chief Executive Officer of the Company, directly or indirectly, for me or on behalf of or in conjunction with any other person or entity of any nature:

i.	Directly or indirectly own, manage, operate, join, become an officer, director, employee or consultant of, or otherwise be affiliated with any Competitor; or

ii.Appropriate any Business Opportunity of, or relating to, the Company located in the Market Area.

b.
Because of the difficulty of measuring economic losses to the Company as a result of a breach or threatened breach of the covenants set forth this Paragraph 13, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, the Company shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company at law and equity.

c.
The covenants in this Paragraph 13, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

d.	For purposes of this Paragraph 13, the following terms shall have the following meanings:

i.	“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to a Competitor.

ii.“Competitor” shall mean any direct competitor to the Company’s refinery business, which shall include the refining of petroleum regardless of the end product (whether gasoline, diesel fuel, jet fuel, specialty lubricant products,

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specialty and modified asphalt or other refined products) as of the Retirement Date.

iii.“Market Area” shall mean the United States.

14.Statements Concerning the Company. You agree to refrain from publishing any oral or written statements about the Company or its directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, or (b)  place the Company or any of its directors, officers, employees, consultants, agents or representatives in a false light before the public. Similarly, the Company shall refrain from publishing any oral or written statements about you that (a) are slanderous, libelous or defamatory, or (b) place you in a false light before the public. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded to me and to the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law

15.Applicable Law. The laws of the State of Texas apply to this Agreement.

16.Enforceability. This Agreement is valid, even if any section or term is not enforceable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable under the applicable law, the rest of the Agreement shall continue to apply. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting, severing and/or reducing it, so as to be enforceable under and compatible with Arizona law.

17.Waiver of Right to a Trial by Jury. I understand that pursuant to this Agreement, I am giving up my right to a trial by jury. The Company also waives its right to a trial by jury. However, I recognize and agree that the Company may seek to enforce the provisions contained in Paragraphs 10 and 11, through injunctive relief and/or damages, in a court of competent jurisdiction.

18.Successors and Assigns. This Agreement is binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and their successors and assigns.

19.Entire Agreement. This Agreement contains the entire agreement between the Company and me concerning the separation of my employment and the provision of consulting services. In deciding to sign this Agreement, I am not relying on any statements or promises except those found in this Agreement. Except as set forth in Paragraph 8 above, this Agreement replaces any prior agreements between the Company and me dealing with the same subjects.

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20.Consultation with an attorney. The Company has advised me to consult with an attorney, at my own expense, before signing this Agreement, and I have had the opportunity to do so.

21.Reaffirmation. If asked by the Company to re-execute and reaffirm my obligations under this Agreement (including the release of claims) on or after my Retirement Date, I agree to do so as one of my obligations under this Agreement and as a condition of receiving the Retirement Benefits.

22.Cancellation of this Agreement. I understand that, pursuant to the Older Workers Benefit Protection Act of 1990, (OWBPA), I have the right to consult an attorney at my own expense before signing this Agreement, and the Company has advised me to consult an attorney; I have at least twenty-one days from the date I received this Agreement to consider the Agreement before signing it; I may change my mind and cancel the Agreement within seven calendar days after signing it; and that the Agreement shall not go into effect until then. If I decide to cancel this Agreement, I understand that the Company must receive written notice of my decision before the seven day period expires. I must provide that notice to the HR Contact identified on Attachment A of my decision before the time period expires.

23.MMSEA. I am not Medicare eligible and have not, as of today, incurred any medical expenses as a Medicare beneficiary, and am not aware of any medical expenses that Medicare has paid on my behalf and for which the Company may be liable.

24.Mediation and Arbitration. With the exception of any alleged violation of Paragraphs 10 and 11 of this Agreement, any other controversy, dispute or claim arising out of or relating to this Agreement or its breach will first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, we agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If we are unsuccessful at resolving the dispute through mediation, we agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the award may be entered in any court having jurisdiction.

[Signature Page Follows]

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BY SIGNING THIS AGREEMENT, I STATE THAT: (A) THE COMPANY ADVISED ME TO CONSULT AN ATTORNEY, AT MY OWN EXPENSE, AND THAT I HAVE HAD AN OPPORTUNITY TO DO SO, BEFORE SIGNING THIS AGREEMENT; (B) I UNDERSTAND THAT IN ORDER TO RECEIVE THE RETIREMENT BENEFITS, I MUST SIGN AND RETURN THIS AGREEMENT NO LATER THAN TWENTY-ONE DAYS AFTER I RECEIVE IT; (C) I UNDERSTAND THAT I HAVE (AT LEAST) SEVEN DAYS TO REVOKE THIS AGREEMENT AFTER SIGINING IT, PURSUANT TO PARAGRAPH 22 ABOVE; AND (D) THIS AGREEMENT IS WRITTEN IN A CLEAR AND STRAIGHT-FORWARD MANNER, THAT I UNDERSTAND ITS TERMS, AND THAT I HAVE MADE A VOLUNTARY DECISION TO SIGN IT.

Agreed to and accepted by, on this 13th day of January, 2017.

Witness: /s/ Joanie Aron	EMPLOYEE: /s/ Douglas S. Aron Douglas S. Aron

Agreed to and accepted by, on this 13th day of Jan., 2017.

HollyFrontier Corporation HollyFrontier Payroll Services, Inc. /s/ George J. Damiris George J. Damiris CEO and President Holly Logistic Services, L.L.C. /s/ George J. Damiris George J. Damiris CEO

Holly Energy Partners, L.P.
By:	HEP Logistics Holdings, L.P., its general partner
By:	Holly Logistic Services, L.L.C., its general partner
/s/ George J. Damiris George J. Damiris CEO

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ATTACHMENT A

Employee Name:	Douglas S. Aron
Job Title:	Executive Vice President and Chief Financial Officer
Retirement Date:	Close of business on February 28, 2017

Retirement Benefits
The benefits noted in this section are conditioned upon your execution of the Retirement Agreement and your continued employment through the Retirement Date. In addition, to be eligible for the benefits noted in this section, you must satisfactorily perform your duties and remain in good standing with the Company through your Retirement Date.

Annual Incentive Bonus
• You will receive a pro-rated bonus of $115,000.00. The pro-rated bonus will be payable to you and reported on a Form W-2 and is subject to taxes and other withholdings. The pro-rated bonus will be paid within thirty days after your Retirement Date or thirty days after you sign this Agreement, whichever is later.

Vesting of Long Term Incentive Awards:
•On the eighth (8th) day after you sign and return this Agreement to the Company, but not before your Retirement Date (and only if you have not revoked this Agreement within the seven-day period described in Paragraph 22 of this Agreement), you will become fully vested in, and the restrictions will lapse on, the following awards of restricted stock granted to you by HollyFrontier Corporation:

Grant Date	Restricted Shares that Vest
November 11, 2014	6,283 shares (third tranche)
November 10, 2015	5,613 shares (second tranche)
November 8, 2016	12,482 shares (first tranche)

•In addition to complying with the foregoing, if you continuously comply with the restrictions set forth in Paragraphs 10, 11, 13 and 14 and continue to perform the consulting services set forth in Paragraph 12 (and such consulting arrangement is not terminated by the Company for cause) until December 31, 2017, then you will become fully vested in, and the restrictions will lapse on, the following awards of restricted stock granted to you by HollyFrontier Corporation:

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Grant Date	Restricted Shares that Vest
November 10, 2015	5,613 shares (third tranche)
November 8, 2016	12,483 shares (second tranche)

•Payment of these restricted shares will be subject to tax withholdings and reported as income on a Form W-2. Except as otherwise provided above, any unvested shares of restricted stock and all outstanding performance share units will be forfeited upon your Retirement Date.

COBRA Premiums:
• To the extent you elect to participate in the Company’s COBRA insurance, the Company will provide to you with monthly payments equal to your cost of COBRA premiums for March 2017 through the earlier of (a) December 2017 or (b) the month in which you are employed on the first day of the month in a position for which medical benefits are available. The payments shall be calculated at the COBRA rate as of the date of each such payment. The amount will be payable to you and reported on a Form W-2, subject to taxes and other withholdings. The amount will be paid within thirty days after your Retirement Date or thirty days after you sign this Agreement, whichever is later. You may use that payment to continue coverage under COBRA, to purchase other health care coverage, or for any other purpose. The regular COBRA procedures and rules will apply, and full COBRA premiums will be charged for continuation coverage for yourself and eligible dependents. You agree to notify the Company within five business days following your acceptance of a position with such benefits.

Other Unconditional Benefits
COBRA Coverage:
• If you wish to participate in COBRA, you have 60 days from the termination of your current health benefits to make your election. You will be solely responsible for making a timely COBRA election and for paying all COBRA premiums in a timely manner. Please note that COBRA rates may change, and that the Company reserves the right to modify or replace benefit plans.
You will receive in the mail from Conexis, after your retirement date, documents describing the COBRA health benefits available to you.  You will need to review packet and elect during your eligible enrollment period if desired. If you elect to continue health benefits through COBRA, it will be your responsibility to pay the required premiums in a timely manner.
Life Insurance and Accidental Death and Dismemberment Coverage:
• The Sun Life and AD&D products/coverage may be converted from group to individual coverage. To do so, you must apply directly to the insurance provider within 30 days after you lose coverage. Forms to convert to an individual policy will be provided to you at the time of your retirement.

Accrued and Unused Vacation Time:
• You will receive the cash value of any accrued and unused vacation as of your Retirement Date, which will be payable to you and reported on a Form W-2, subject to taxes and other withholdings.

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401(k) Plan:
• As a participant in the 401(k) Retirement Plan, the applicable plan rules will govern your options with respect to managing your account balance and or receiving distributions, as applicable, under the plan. Additional detail will be provided to you following your retirement date. Principal Financial Group will mail you a choices packet to your home address approximately 21 days after your retirement date. You may also contact Principal at 1-800-547-7754 if you have any general questions concerning options after retirement.

Non-Qualified Deferred Compensation Plan:
• As a participant in the Non-Qualified Deferred Compensation Plan, the irrevocable election you have previously made regarding the treatment of your account balance at the time of retirement will govern the treatment of your account balance. You may also contact Principal at 1-800-999-4031 if you have any general questions concerning options after retirement.

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